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Exhibit 5.01

February 22, 2002

Questar Market Resources, Inc.
180 East 100 South Street
P.O. Box 45601
Salt Lake City, Utah 84145-0601

Ladies and Gentlemen:

Re: Questar Market Resources, Inc., Registration Statement on Form S-4
Relating to $200,000,000 Principal Amount of 7% Exchange Notes Due 2007

        I am acting as counsel for Questar Market Resources, Inc., a Utah corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date of this letter (the "Registration Statement"). The Registration Statement relates to the issuance and exchange of up to $200,000,000 aggregate principal amount of the Company's 7% Exchange Notes Due 2007 (the "Exchange Notes") to be issued pursuant to an indenture dated March 1, 2001 (the "Indenture") by and between the Company and Bank One Trust Company, NA, as trustee (the "Trustee").

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "1933 Act").

        In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, agreements, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for this opinion. This includes: (i) the Registration Statement (together with the form of preliminary prospectus that is a part of it) in the form to be filed by the Company with the Commission on the date of this letter; (ii) the Indenture; (iii) the form of the Exchange Notes issuable under the Indenture; (iv) the Form T-1 of the Trustee being filed with the Commission as Exhibit 25.01 to the Registration Statement pursuant to the Trust Indenture Act of 1939, as amended; (v) the Articles of Incorporation and Bylaws of the Company, each as amended through the date of this letter; (vi) resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement and the proposed issuance of the Exchange Notes; (vii) the Purchase Agreement dated as of January 9, 2002, by and between the Company and Banc of America Securities LLC, Merrill Lynch & Co., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers of the Company's 7% Notes due 2002 ("Initial Purchasers"), which is being filed as Exhibit 4.01 to the Registration Statement; and (viii) the Registration Rights Agreement dated as of January 9, 2002, by and among the Company and Banc of America Securities LLC, Merrill Lynch & Co., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, which is being filed as Exhibit 4.02 to the Registration Statement. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

        I am admitted to the Bar of the State of Utah, and I express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America.

        Based on and subject to the foregoing, I have formed the following opinion: When (1) the Registration Statement has become effective under the 1933 Act, (2) the definitive terms of the Exchange Notes and of their issue and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or agreement or instrument then binding on the Company, and (3) the Exchange Notes have been duly executed and authenticated in accordance with such Indenture and have been issued and exchanged as contemplated in the Registration Statement, the prospectus contained in it and any supplement (the "Prospectus"), the Exchange Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        I further consent to the reference made to me under the heading "Legal Matters" in the Prospectus and the filing of this opinion as Exhibit 5.01 to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act.

Sincerely,
/s/ C. C. HOLBROOK Connie C. Holbrook Senior Vice President, General Counsel and Corporate Secretary

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  Exhibit 5.01